1996 EMPLOYEE STOCK OPTION PLAN

Franklin Electric Co., Inc.

November 1995


CONTENTS



Article 1. Establishment, Objectives, and Duration

Article 2. Definitions

Article 3. Administration

Article 4. Shares Subject to the Plan and Maximum Awards

Article 5. Eligibility and Participation

Article 6. Stock Options

Article 7. Tandem Stock Appreciation Rights

Article 8. Beneficiary Designation

Article 9. Rights of Employees

Article 10. Change in Control

Article 11. Amendment, Modification, and Termination

Article 12. Withholding

Article 13. Indemnification

Article 14. Successors

Article 15. Legal Construction







FRANKLIN ELECTRIC CO., INC.
1996 EMPLOYEE STOCK OPTION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION
     1.1 ESTABLISHMENT OF THE PLAN. Franklin Electric Co., Inc., an Indiana corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "1996 Franklin Electric Co., Inc. Employee Stock Option Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options and Tandem Stock Appreciation Rights (SARs).

     Subject to approval by the Company's stockholders, the Plan shall become effective as of July 1, 1995 (the "Effective Date") and shall remain in effect as provided in Section 1.3 herein.

     1.2 OBJECTIVES OF THE PLAN. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link and align the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; to promote teamwork among Participants; and to aid the Company in attracting and retaining Participants who make significant contributions to the Company's success.

     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 11 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after June 30, 2005.

ARTICLE 2. DEFINITIONS
     Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

     2.1 "AWARD" means a grant of Nonqualified Stock Options or Tandem SARs under this Plan.

     2.2 "AWARD AGREEMENT" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

     2.3 "BENEFICIAL OWNER" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.4 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

     2.5 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred if the conditions set forth in any one or more of the following paragraphs shall have been satisfied:

     (i) Any Person (other than the Person in control of the Company on the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Shares of the Company), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

    (ii) The election to the Board of Directors of the Company, without the recommendation or approval of a majority of the incumbent Board of Directors, of the lesser of (a) three directors, or
          (b) directors constituting a majority of the numbers of directors then in office; or

   (iii) The stockholders of the Company approve (a) a plan of complete liquidation of the Company; or (b) an agreement for the sale or disposition of all or substantially all the Company's assets; or (c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

   However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if that Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 3% of the Shares of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the disinterested Directors).

     2.6 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

     2.7 "COMMITTEE" means the Stock Option Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

     2.8 "COMPANY" means Franklin Electric Co., Inc., an Indiana corporation, and the Company's subsidiaries, as well as any successor to any of such entities as provided in Article 14 herein.

     2.9 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

     2.10 "DISABILITY" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in good faith.

     2.11 "EFFECTIVE DATE" shall have the meaning ascribed to such term in Section 1.1 hereof.

     2.12 "EMPLOYEE" means any employee of the Company. Nonemployee Directors shall not be considered Employees under this Plan unless specifically designated otherwise.

     2.13 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.14 "FAIR MARKET VALUE" means the closing sale price of a Share on the principal securities exchange on which the Shares are publicly traded, or if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     2.15 "INSIDER" shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to
Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.16 "NAMED EXECUTIVE OFFICER" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

     2.17 "NONEMPLOYEE DIRECTOR" means an individual who is a member of the Board of Directors of the Company, but who has never otherwise been an Employee of the Company.

     2.18 "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

     2.19 "OPTION" means a Nonqualified Stock Option granted under this Plan.

     2.20 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.21 "PARTICIPANT" means an Employee who has outstanding an Award granted under the Plan.

     2.22 "PERFORMANCE-BASED EXCEPTION" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

     2.23  "PERSON" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

     2.24  "SHARES" means the $.10 par value common stock of the Company.

     2.25 "SUBSIDIARY" means any corporation, partnership, joint venture, affiliate, or other entity in which the Company has a majority voting interest, and which the Committee designates as a participating entity in the Plan.

     2.26 "TANDEM SAR" or "SAR" means an Award that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3. ADMINISTRATION
     3.1 THE COMMITTEE. The Plan shall be administered by the Stock Option Committee of the Board, or by any other Committee appointed by the Board consisting of not less than two (2) Nonemployee Directors who fulfill the requirements for an exempt grant transaction under Rule 16b-3 of the Exchange Act. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

     The Committee shall be comprised solely of Nonemployee Directors who are eligible to administer the Plan pursuant to Rule 16b-3 of the Exchange Act. However, if for any reason the Committee does not qualify to administer the Plan as contemplated by Rule 16b-3 of the Exchange Act, the Board of Directors may appoint a new Committee so as to comply with Rule 16b-3.

     3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 11 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

     The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and only the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be valid acts of the Committee.

     3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS
     4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Section 4.2, the number of Shares hereby reserved for issuance upon the exercise of Options granted under the Plan shall be six hundred thousand (600,000). If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for issuance under this Plan.

     Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the maximum aggregate number of Options and Tandem SARs that may be granted or that may vest, as applicable, pursuant to any Award held by any Named Executive Officer shall be three hundred thousand (300,000) during the term of the Plan.

     4.2 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for issuance and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION
     5.1 ELIGIBILITY. Persons eligible to participate in this Plan include all officers and key employees of the Company who, in the opinion of the Committee, are materially responsible for the management, growth, and protection of all or a material part of the business or major product lines or major functions of the Company or its Subsidiaries.

     5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. STOCK OPTIONS
     6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

     6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine.

     6.3 OPTION PRICE. Unless otherwise designated by the Committee at the time of grant, the Option Price for each grant of an Option under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted; provided, however, that the Option Price designated by the Committee shall be at least equal to fifty percent (50%) of the Fair Market Value of a Share on the date the Option is granted.

     6.4 DURATION OF OPTIONS. Each Option granted to an Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that unless otherwise designated by the Committee at the time of grant, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

     6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as are set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

     6.6 PAYMENT. OPTIONS GRANTED under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

     The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price).

     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     In the event that a Tandem SAR is granted with an Option, the exercise of such related Option shall cause the surrender of the right to exercise the equivalent portion of the related Tandem SAR.

     6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

     6.8 TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee, in the event a Participant's employment with the Company and/or its Subsidiaries is terminated due to death or Disability, all Options shall immediately become fully vested on the date of termination and shall be exercisable for the lesser of two (2) years following the date of termination or the expiration date of the Option.

     Unless otherwise determined by the Committee, in the event a Participant's employment with the Company and/or its Subsidiaries is terminated for any reason other than death or Disability, all Options which are unvested at the date of termination shall be forfeited to the Company; Options which are vested at the date of termination shall be exercisable for the lesser of six (6) months following the date of termination or the expiration date of the Option.

     6.9 NONTRANSFERABILITY OF OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no Option granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7. TANDEM STOCK APPRECIATION RIGHTS
     7.1 GRANT OF TANDEM SARs. Subject to the terms and conditions of the Plan, Tandem SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of Tandem SARs granted to each Participant (provided, however, that in no event shall the number of Tandem SARs granted exceed the number of related Options) and, in determining the terms and conditions pertaining to such Tandem SARs. The grant price of Tandem SARs shall equal the Option Price of the related Option.

     7.2 EXERCISE OF TANDEM SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

     7.3 TANDEM SAR AGREEMENT. Each Tandem SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the Tandem SAR, and such other provisions as the Committee shall determine.

     7.5 TERM OF TANDEM SARs. The term of Tandem SARs granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed the term of the related Option.

     7.6 PAYMENT OF TANDEM SAR AMOUNT. Upon exercise of a Tandem SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

     (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

     (b) The number of Shares with respect to which the Tandem SAR is exercised.

     At the election of Participant and upon approval by the Committee, the payment upon Tandem SAR exercise may be in cash, in Shares of equivalent value, or in any combination thereof.

     7.7 RULE 16B-3 REQUIREMENTS. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a Tandem SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 of the Exchange Act (or any successor rule).

     7.8 TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee, in the event a Participant's employment with the Company and/or its Subsidiaries is terminated due to death or Disability, all Tandem SARs shall immediately become fully vested on the date of termination and shall be exercisable for the lesser of two (2) years following the date of termination or the expiration date of the Tandem SAR.

     Unless otherwise determined by the Committee, in the event a Participant's employment with the Company and/or its Subsidiaries is terminated for any reason other than death or Disability, all Tandem SARs which are unvested at the date of termination shall be forfeited to the Company; Tandem SARs which are vested at the date of termination shall be exercisable for the lesser of six (6) months following the date of termination or the expiration date of the Tandem SAR.

     7.9 NONTRANSFERABILITY OF TANDEM SARs. Except as otherwise provided in a Participant's Award Agreement, no Tandem SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all Tandem SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 8. BENEFICIARY DESIGNATION
     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation or if all beneficiaries predecease the Participant, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 9. RIGHTS OF EMPLOYEES
     9.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

     For purposes of this Plan, a transfer of a Participant's employment betweenthe Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

     9.2 PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 10. CHANGE IN CONTROL
     10.1 TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all Options and Tandem SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term.

     10.2 TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 10 may not be terminated, amended, or modified to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards.

ARTICLE 11. AMENDMENT, MODIFICATION, AND TERMINATION
     11.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which fails to comply with the exemptions available under Rule 16b-3 of the Exchange Act, including any successor to such Rule, shall be effective.

     The Committee shall not have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof.

     11.2 AWARDS PREVIOUSLY GRANTED. Unless required by law, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

     11.3  COMPLIANCE WITH CODE SECTION 162(m). At all times when Code
Section 162(m) is applicable, all Awards granted under this Plan shall comply with the Performance-Based Exception requirements of Code
Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code
Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 11, make any adjustments it deems appropriate.

ARTICLE 12. WITHHOLDING
     12.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

     12.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or Tandem SARs, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 13. INDEMNIFICATION
      Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan. Such person shall be indemnified by the Company for all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 14. SUCCESSORS
     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 15. LEGAL CONSTRUCTION
     15.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     15.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     15.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     15.4 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Indiana.